Exhibit 3.1

TISSUELINK MEDICAL, INC.

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TissueLink Medical, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article 1 thereof and inserting the following in lieu thereof:

“ARTICLE 1. The name of this corporation is Salient Surgical Technologies, Inc.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer Joseph F. Army, in his capacity as President on this 11th day of March, 2008.

By	/s/ Joseph F. Army
Joseph F. Army, President

TISSUELINK MEDICAL, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The undersigned, being the President of TissueLink Medical, Inc., a corporation organized and existing under the Delaware General Corporation Law, does hereby certify that:

1. The name of this corporation is TissueLink Medical, Inc. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on August 5, 1999 under the name of Virtuel Medical Devices, Inc., and was amended on March 10, 2000, to change the name of this corporation to TissueLink Medical, Inc. On January 30, 2003 and September 1, 2006, the Corporation filed an Amended and Restated Certificate of Incorporation.

2. This Amended and Restated Certificate of Incorporation of TissueLink Medical, Inc. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

3. The text of the Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of this corporation is TissueLink Medical, Inc.

ARTICLE 2

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 3

The corporation shall have perpetual duration.

ARTICLE 4

The registered office of this corporation in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of its registered agent is The Corporation Trust Company.

ARTICLE 5

Section 1. General. This corporation (the “Company”) shall have two classes of capital stock: Common Stock, $.01 par value per share (“Common Stock”), and Preferred Stock, $.01 par value per share (“Preferred Stock”). The total authorized number of shares of each class of capital stock is 180,000,000 shares of Common Stock and 185,000,000 shares of Preferred Stock.

Section 2. Series A Preferred Stock. 4,000,000 shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred”). 4,000,000 shares of Preferred Stock shall be designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”).

Section 3. Series B Preferred Stock. 7,500,000 shares of Preferred Stock shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred”). 7,500,000 shares of Preferred Stock shall be designated as Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”).

Section 4. Series C Preferred Stock. 4,500,000 shares of Preferred Stock shall be designated as Series C Convertible Preferred Stock (the “Series C Preferred”). 4,500,000 shares of Preferred Stock shall be designated as Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred”).

Section 5. Series D Preferred Stock. 31,500,000 shares of Preferred Stock shall be designated as Series D Convertible Preferred Stock (the “Series D Preferred”). 31,500,000 shares of Preferred Stock shall be designated as Series D-1 Convertible Preferred Stock (the “Series D-1 Preferred”).

Section 6. Series E Preferred Stock. 45,000,000 shares of Preferred Stock shall be designated as Series E Convertible Preferred Stock (the “Series E Preferred”). 45,000,000 shares of Preferred Stock shall be designated as Series E-1 Convertible Preferred Stock (the “Series E-1 Preferred”).

The relative powers, preferences and rights, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, granted to or imposed on the classes of stock of the Company and on each series of Preferred Stock are set forth below in this Article 5.

Section 7. Dividends and Distributions.

(a) General. Dividends shall be payable on the Preferred Stock out of funds legally available for the declaration of dividends, only if and when declared by the Board of Directors. In no event shall any dividend be paid or declared, nor shall any distribution be made, on the Common Stock, unless holders of Preferred Stock shall participate in such dividend on a pro rata basis with the holders of Common Stock, counting shares of Preferred Stock on an as-if-converted basis (as such term is defined in Section 8). Any reference to “distribution” contained in this Section 7 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(b) Special Series E Dividend. In the event that the Company effects any underwritten public offering of its Common Stock pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor forms) other than a Qualified Initial Public Offering (as defined in Section 10(i)(1)) at a price per share of Common Stock less than $1.3866, then, in such event, the Series E Preferred shall be entitled to a one-time special stock dividend (the “Series E Dividend”) payable in shares of Common Stock immediately prior to consummation of such underwritten public offering equal to a number of shares equal to (i)(a) $1.3866 minus (b) the per share offering price in the underwritten public offering divided by (ii) the per share offering price in the underwritten public offering.

Section 8. Voting Rights.

(a) Except as otherwise provided herein or as required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock standing in its name on the books of the Company, and each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes specified below in this Section 8(a). Except as otherwise provided herein or as required by law, in all cases the holders of shares of Preferred Stock shall vote together with the holders of shares of the Common Stock as a single class. The holders of shares of Preferred Stock shall be entitled to vote upon the following basis (an “as-if-converted basis”): each holder of Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred or Series E-1 Preferred, as the case may be, could be converted (pursuant to Section 10 hereof) immediately after the close of business on the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

(b) For so long as at least 7,500,000 shares of Preferred Stock (adjusted for stock splits, combinations and the like) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Preferred Stock voting together as a single class on an as-if-converted basis shall be necessary for effecting or validating any of the following actions:

(i) Any amendment, alteration, or repeal, whether by merger, consolidation or otherwise, of any provision of this Amended and Restated Certificate of Incorporation that changes the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Preferred Stock;

(ii) Any authorization, creation or issuance of shares of any class of stock on par with the Preferred Stock or that is senior to the Preferred Stock in any respect;

(iii) Any reclassification of any shares of Common Stock or other securities of the Company into shares of securities on par with the Preferred Stock or that is senior to the Preferred Stock in any respect;

(iv) Any Deemed Liquidation Event (as defined in Section 9(a)(iv));

(v) Any sale of all or substantially all of the assets of the Company;

(vi) Any voluntary liquidation or dissolution of the Company;

(vii) Any declaration or payment of dividends or other distribution (other than in shares of Common Stock) on shares of Common Stock or Preferred Stock (other than the Series E Dividend as defined in Section 7(b)), or any redemption or repurchase of any shares of Common Stock or Preferred Stock (other than the repurchase of shares of Common Stock owned by an employee, officer, director, or consultant of the Company at a price that is equal to or less than the original purchase price of such shares in connection with the termination of such person’s employment or relationship with the Company pursuant to a stock restriction agreement with the Company); or

(viii) Any underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor forms) by the Company of its Common Stock other than a Qualified Initial Public Offering (as defined in Section 10(i)(1)); provided, however, that the vote or written consent required pursuant to Section 8(c)(iii) has also occurred.

(c) The vote or written consent of the holders of at least 66 2/3% of the outstanding Series E Preferred voting together as a single class on an as-if-converted basis shall be necessary for effecting or validating any of the following actions:

(i) Any amendment, alteration, or repeal, whether by merger, consolidation or otherwise, of any provision of this Amended and Restated Certificate of Incorporation that changes the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series E Preferred;

(ii) Any increase in the authorized number of shares of Series E Preferred;

(iii) Any underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor forms) by the Company of its Common Stock other than a Qualified Initial Public Offering (as defined in Section 10(i)(1)); provided, however, that the vote or written consent required pursuant to Section 8(b)(viii) has also occurred;

(iv) Any change in the number of directors constituting the Board of Directors to a number other than eleven; or

(v) Any sale of shares of Series E Preferred or Series E-1 Preferred other than pursuant to the Series E Preferred Stock Purchase Agreement, dated on or about February 12, 2007, between the Company and the parties named therein (the “Series E Stock Purchase Agreement”).

(d) The Company shall not, without the following votes, change the number of directors constituting the Board of Directors to a number other than eleven: (i) for so long as at least 2,000,000 shares of Series A Preferred and Series A-1 Preferred (adjusted for stock splits, combinations and the like) remain outstanding, without the affirmative vote of at least 60% of the then-outstanding shares of Series A Preferred and Series A-1 Preferred, voting together as a single class; (ii) for so long as at least 3,000,000 shares of Series B Preferred and Series B-1 Preferred (adjusted for stock splits, combinations and the like) remain outstanding, without the affirmative vote of at least a majority of the then-outstanding shares of Series B Preferred and Series B-1 Preferred, voting together as a single class; (iii) for so long as at least 2,000,000 shares of Series C Preferred and Series C-1 Preferred (adjusted for stock splits, combinations and the like) remain outstanding, without the affirmative vote of at least a majority of the then-outstanding shares of Series C Preferred and Series C-1 Preferred, voting together as a single class; (iv) for so long as at least 11,000,000 shares of Series D Preferred and Series D-1 Preferred (adjusted for stock splits, combinations and the like) remain outstanding, without the affirmative vote of at least a majority of the then-outstanding shares of Series D Preferred and Series D-1 Preferred, voting together as a single class; and (v) for so long as at least 7,000,000 shares of Series E Preferred and Series E-1 Preferred (adjusted for stock splits, combinations and the like) remain outstanding, without the affirmative vote of at least a majority of the then-outstanding shares of Series E Preferred and Series E-1 Preferred, voting together as a single class.

(e) The holders of record of the shares of Series E Preferred and Series E-1 Preferred, exclusively and voting together as a single class, shall be entitled to elect eight (8) directors of the Company (each, a “Series E Director”). Any Series E Director may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the Series E Preferred and Series E-1 Preferred, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the holders of shares of Series E Preferred and Series E-1 Preferred fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 8(e), then any directorship not so filled shall remain vacant until such time as the holders of the Series E Preferred and Series E-1 Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of the Series E Preferred and Series E-1 Preferred, voting exclusively and as a single class. The holders of record of the shares of Common Stock and Preferred Stock (including the Series E Preferred and Series E-1 Preferred), voting together as a single class, shall, subject to the rights of Medtronic, Inc. pursuant to Section 8(f), be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 8(e), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 8(e). The rights of the holders of the Series E Preferred and Series E-1 Preferred under the first sentence of this Section 8(e) shall terminate upon the earliest to occur of (i) the consummation of a Qualified Initial Public Offering (as defined in Section 10(i)(1)), (ii) complete distribution of the Company assets following a Deemed Liquidation Event (as defined in Section 9(a)(iv)), or (iii) the first date following the Series E Original Issue Date (as defined in Section 10(c)) on which there are no issued and outstanding shares of Series E Preferred and Series E-1 Preferred. Consistent with the provisions of Section 8(c)(i), this Section 8(e) may not be amended, altered or repealed without the vote or written consent of the holders of at least 66 2/3% of the outstanding Series E Preferred voting together as a single class on an as-if-converted basis.

(f) In consideration of and effective upon the execution of Amendment No. 4 to the License Agreement dated as of August 9, 1999, as amended from time to time, between the Company and Medtronic, Inc. (the “License Agreement”), Medtronic, Inc. shall be entitled to designate one (1) director of the Company (the “Medtronic Director”). The Medtronic Director may be removed without cause by, and only by, the affirmative designation of Medtronic, Inc., pursuant to a written consent of Medtronic, Inc. If Medtronic, Inc. fails to designate a Medtronic Director, then such directorship shall remain vacant until such time as Medtronic, Inc. designates a person to fill such directorship by written consent; and such directorship may not be filled by stockholders of the Company other than by Medtronic, Inc. Except as otherwise provided in this Section 8(f), a vacancy in such directorship shall be filled only by written consent of Medtronic, Inc. The rights of Medtronic, Inc. under the first sentence of this Section 8(f) shall terminate upon the earliest to occur of (i) the consummation of a Qualified Initial Public Offering (as defined in Section 10(i)(1)), (ii) a Deemed Liquidation Event (as defined in Section 9(a)(iv)) or (iii) the expiration or termination of the License Agreement. This Section 8(f) may not be amended, altered or repealed without the consent of Medtronic, Inc.

Section 9. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(i) The holders of the Series E Preferred and Series E-1 Preferred shall receive prior to and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, and Series D-1 Preferred, and of the Common Stock by reason of their ownership of such stock, the sum of: (A) the amount of $0.9244 per share of the Series E Preferred and $0.9244 per share of the Series E-1 Preferred then held by them (which amount shall be subject in each case to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series E Preferred or Series E-1 Preferred), (B) an amount equal to all accrued but unpaid dividends previously declared on such shares of Series E Preferred or Series E-1 Preferred, if any, to and including the date of distribution, and (C) an amount in the form of a special liquidation dividend which would produce a rate of return equal to 8.4475% per annum, compounded annually, on the amount in clause (A) above from February 12, 2007 or the date of original issuance of the applicable share of Series E Preferred whichever is later, to the date of distribution; provided, however, that such special liquidation dividend shall not be treated as a dividend for purposes of Section 7, Section 8, Section 10 or any other provision of this Article 5. If the assets of the Company legally available for distribution shall be insufficient to permit the payment in full to such holders of the Series E Preferred and Series E-1 Preferred of the full aforesaid preferential amount, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series E Preferred and Series E-1 Preferred in accordance with the respective aggregate liquidation preference of the shares of Series E Preferred and Series E-1 Preferred held by each of them.

(ii) If payment has been made to the holders of the Series E Preferred and Series E-1 Preferred of the full amount to which they shall be entitled pursuant to Section 9(a)(i), or if no shares of Series E Preferred or Series E-1 Preferred are then outstanding, to the holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, and Series D-1 Preferred shall receive prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership of such stock, the sum of: (A) the amount of $1.00 per share of Series A Preferred, $1.00 per share of Series A-1 Preferred, $3.19 per share of Series B Preferred, $3.19 per share of Series B-1 Preferred, $3.83 per share of Series C Preferred and $3.83 per share of Series C-1 Preferred, $1.263 per share of Series D Preferred and $1.263 per share of Series D-1 Preferred then held by them (which amount shall be subject in each case to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred or Series D-1 Preferred, as the case may be), (B) an amount equal to all accrued but unpaid dividends previously declared on such shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred and/or Series D-1 Preferred, if any, to and including the date of distribution, and (C) an amount in the form of a special liquidation dividend which would produce a rate of return equal to 8.4475% per annum, compounded annually, on the amount in clause (A) above from September 11, 2000 or the date of original issuance of the applicable share of Preferred Stock, whichever is later, to the date of distribution; provided, however, that such special liquidation dividend shall not be treated as a dividend for purposes of Section 7, Section 8, Section 10 or any other provision of this Article 5. If the assets of the Company legally available for distribution shall be insufficient to permit the payment in full to such holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, and Series D-1 Preferred of the full aforesaid preferential amount, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series

C-1 Preferred, Series D Preferred, and Series D-1 Preferred in accordance with the respective aggregate liquidation preference of the shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred, Series D Preferred, and Series D-1 Preferred held by each of them.

(iii) If payment has been made to the holders of the Series E Preferred and Series E-1 Preferred of the full amount to which they shall be entitled pursuant to Section 9(a)(i), and payment has been made to the holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, and Series D-1 Preferred of the full amount to which they shall be entitled pursuant to Section 9(a)(ii), or if no shares of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, and Series E-1 Preferred are then outstanding, the holders of the Common Stock and the Preferred Stock shall then be entitled to share ratably in the Company’s remaining assets based on the number of shares of Common Stock held by them treating the Preferred Stock on an as-if-converted basis; provided, however, that if the aggregate amount which the holders of the Series A Preferred and Series A-1 Preferred are entitled to receive under Section 9(a)(ii) and Section 9(a)(iii) shall exceed $2.00 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A and Series A-1 Preferred), the holders of the Series B Preferred and Series B-1 Preferred are entitled to receive under Section 9(a)(ii) and Section 9(a)(iii) shall exceed $6.38 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B and Series B-1 Preferred), the holders of the Series C Preferred and Series C-1 Preferred are entitled to receive under Section 9(a)(ii) and Section 9(a)(iii) shall exceed $7.66 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series C and Series C-1 Preferred), the holders of the Series D Preferred and Series D-1 Preferred are entitled to receive under Section 9(a)(ii) and Section 9(a)(iii) shall exceed $2.526 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series D and Series D-1 Preferred), and the holders of the Series E Preferred and Series E-1 Preferred are entitled to receive under Section 9(a)(i) and Section 9(a)(iii) shall exceed $1.8488 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series E Preferred or Series E-1 Preferred) (the “Maximum Participation Amount”), each holder of the Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Company the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Preferred Stock had been converted into Common Stock immediately prior to such dissolution, liquidation or winding up of the Company.

(iv) In the event of (A) any merger, consolidation, reorganization or other similar transaction or series of related transactions to which the Company is a party with another entity (each, an “Acquisition”) where the Company’s stockholders of record as constituted immediately prior to such Acquisition will, immediately after such Acquisition (by virtue of securities issued as consideration for the Acquisition or otherwise), hold less than 50% of the voting power of the surviving or acquiring entity (except that the sale by the Company of shares of its capital stock to investors in a bona fide common stock or preferred stock financing transaction shall not be deemed an Acquisition for this purpose) or (B) any sale of all or substantially all of the assets of the Company, (each of the events described in clause (A) or (B), a “Deemed Liquidation Event”) then, subject to the provisions of this paragraph, such Deemed Liquidation Event shall be deemed, solely for purposes of determining the amounts to be received by the holders of the Preferred Stock in such Deemed Liquidation Event and for purposes of determining the priority or receipt of such amounts as among the holders of the Series A Preferred, the Series A-1 Preferred, the Series B Preferred, the Series B-1 Preferred, the Series C Preferred, the Series C-1 Preferred, the Series D Preferred, the Series D-1 Preferred, the Series E Preferred, the Series E-1 Preferred and the holders of the Common Stock, to be a liquidation or dissolution of the Company unless the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, elect not to have such Deemed Liquidation Event be deemed to be a liquidation or dissolution of the Company by giving written notice thereof to the Company at least two days before the effective date of such Deemed Liquidation Event. If such notice is given, the provisions of Section 10(d)(iii) hereof shall apply. The Company shall give each holder of record of Preferred Stock written notice of such proposed Deemed Liquidation Event not later than 14 days prior to the stockholders’ meeting of the Company called to approve such Deemed Liquidation Event, or 14 days prior to the closing of such Deemed Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Deemed Liquidation Event. The first of such notices shall describe the material terms and conditions of the Deemed Liquidation Event and of this Section 9(a)(iv) (including a description of the value of the consideration, if any, being offered to the holders of the Preferred Stock in the Deemed Liquidation Event and the amount to which such holders would be entitled if such Deemed Liquidation Event were (as described above) to be deemed to be a liquidation or dissolution of the Company), and the Company shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The Deemed Liquidation Event shall in no event take place sooner than 14 days after the mailing by the Company of the first notice provided for herein or sooner than ten days after the mailing by the Company of any notice of material changes provided for herein; provided, however that such periods may be reduced upon the written consent of the holders of a majority of the Preferred Stock, voting together as a single class. Nothing in this Section 9(a)(iv) shall affect in any way the right of each holder of shares of Preferred Stock to convert such shares at any time and from time to time in accordance with Section 10 below.

(b) Whenever the distribution provided for in this Section 9 shall be payable in property other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Company, except that any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Company.

Section 10. Conversion Rights. The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

(a) General. Subject to and in compliance with the provisions of this Section 9, any share of the Preferred Stock may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate with respect to the relevant series of Preferred Stock (determined as provided in Section 10(b)) by the number of shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred or Series E-1 Preferred as the case may be, being converted. Exercise of the conversion right set forth herein by the exercising holder shall extinguish such holder’s right to receive, and of the Company’s obligations to pay, any and all accrued but unpaid dividends, whether or not declared, in respect of such shares of Preferred Stock then being converted up to and including the time of conversion.

(b) Applicable Conversion Rates. The conversion rate in effect at any time for the Series A Preferred and Series A-1 Preferred (the “Series A Applicable Conversion Rate”) shall be the quotient obtained by dividing $1.00 by the Series A Applicable Conversion Value, calculated as provided in Section 10(c) and subject to the provisions of Section 10(o) relating to the Series A-1

Preferred. The conversion rate in effect at any time for the Series B Preferred and Series B-1 Preferred (the “Series B Applicable Conversion Rate”) shall be the quotient obtained by dividing $3.19 by the Series B Applicable Conversion Value, calculated as provided in Section 10(c) and subject to the provisions of Section 10(o) relating to the Series B-1 Preferred. The conversion rate in effect at any time for the Series C Preferred and Series C-1 Preferred (the “Series C Applicable Conversion Rate”) shall be the quotient obtained by dividing $3.83 by the Series C Applicable Conversion Value, calculated as provided in Section 10(c) and subject to the provisions of Section 10(o) relating to the Series C-1 Preferred. The conversion rate in effect at any time for the Series D Preferred and Series D-1 Preferred (the “Series D Applicable Conversion Rate”) shall be the quotient obtained by dividing $1.263 by the Series D Applicable Conversion Value, calculated as provided in Section 10(c) and subject to the provisions of Section 10(o) relating to the Series D-1 Preferred. The conversion rate in effect at any time for the Series E Preferred and Series E-1 Preferred (the “Series E Applicable Conversion Rate”) shall be the quotient obtained by dividing $0.9244 by the Series E Applicable Conversion Value, calculated as provided in Section 10(c) and Section 10(p). Each of the Series A Applicable Conversion Rate, the Series B Applicable Conversion Rate, the Series C Applicable Conversion Rate, the Series D Applicable Conversion Rate, and the Series E Applicable Conversion Rate is referred to herein as an “Applicable Conversion Rate.”

(c) Applicable Conversion Values. The Series A Applicable Conversion Value shall be, as of the Series A Original Issue Date, $1.00 per share; the Series B Applicable Conversion Value shall be, as of the Series B Original Issue Date, $3.19 per share; the Series C Applicable Conversion Value shall be, as of the Series C Original Issue Date, $3.83 per share; the Series D Applicable Conversion Value shall be, as of the Series D Original Issue Date, $1.263 per share; and the Series E Applicable Conversion Value shall be, as of the Series E Original Issue Date, $0.9244 per share (each, an “Applicable Conversion Value”). Each Applicable Conversion Value shall be adjusted from time to time in accordance with Section 10(d) hereof, subject to the provisions of Section 10(o) relating to the Series A-1 Preferred, the Series B-1 Preferred, the Series C-1 Preferred, the Series D-1 Preferred and the Series E-1 Preferred. No adjustment in the Series A Applicable Conversion Value shall be made in accordance with Section 10(d) hereof in respect of the issuance of additional shares of Common Stock after the Series A Original Issue Date unless the consideration per share for an additional share of Common Stock issued (or the Net Consideration Per Share (as hereinafter defined) for each additional share of Common Stock deemed to be issued) by the Company is less than the Series A Applicable Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series B Applicable Conversion Value shall be made in accordance with Section 10(d) hereof in respect of the issuance of additional shares of Common Stock after the Series B Original Issue Date unless the consideration per share for an additional share of Common Stock issued (or the Net Consideration Per Share (as hereinafter defined) for each additional share of Common Stock deemed to be issued) by the Company is less than the Series B Applicable Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series C Applicable Conversion Value shall be made in accordance with Section 10(d) hereof in respect of the issuance of additional shares of Common Stock after the Series C Original Issue Date unless the consideration per share for an additional share of Common Stock issued (or the Net Consideration Per Share (as hereinafter defined) for each additional share of Common Stock deemed to be issued) by the Company is less than the Series C Applicable Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series D Applicable Conversion Value shall be made in accordance with Section 10(d) hereof in respect of the issuance of additional shares of Common Stock after the Series D Original Issue Date unless the consideration per share for an additional share of Common Stock issued (or the Net Consideration Per Share (as hereinafter defined) for each additional share of Common Stock deemed to be issued) by the Company is less than the Series D Applicable Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series E Applicable Conversion Value shall be made in accordance with Section 10(d) hereof in respect of the issuance of additional shares of Common Stock after the Series E Original Issue Date unless the consideration per share for an additional share of Common Stock issued (or the Net Consideration Per Share (as hereinafter defined) for each additional share of Common Stock deemed to be issued) by the Company is less than the Series E Applicable Conversion Value in effect on the date of, and immediately prior to, such issue.

For purposes of this Amended and Restated Certificate of Incorporation, the “Series A Original Issue Date” shall mean the first date on which a share of Series A Preferred shall have been issued; the “Series B Original Issue Date” shall mean the first date on which a share of Series B Preferred shall have been issued; the “Series C Original Issue Date” shall mean the first date on which a share of Series C Preferred shall have been issued; the “Series D Original Issue Date” shall mean the first date on which a share of Series D Preferred shall have been issued; and the “Series E Original Issue Date” shall mean the first date on which a share of Series E Preferred shall have been issued (each an “Original Issue Date”).

(d) Adjustments to Applicable Conversion Value.

(i)	(A) Upon Sale of Common Stock. If, after an Original Issue Date, the Company shall, while there are any shares of Preferred Stock outstanding, issue or sell, or be deemed to issue and sell in accordance with this Section 10(d), shares of its Common Stock without consideration or at a price per share less than the Series A Applicable Conversion Value, the Series B Applicable Conversion Value, the Series C Applicable Conversion Value, the Series D Applicable Conversion Value, and/or the Series E Applicable Conversion Value in effect immediately prior to such issuance or sale, then the Applicable Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be reduced so as to be equal to the product of (x) the Applicable Conversion Value immediately prior to such issuance or sale and (y) a fraction:

(1) the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (including shares deemed to have been issued under Section 10(d)(i)(B)) plus (ii) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

(2) the denominator of which shall be (i) the number of shares of Common Stock outstanding (including shares deemed to have been issued under Section 10(d)(i)(B)) immediately prior to the issuance of such additional shares of Common Stock, plus (ii) the number of such additional shares of Common Stock so issued.

(B) Upon Issuance of Warrants, Options and Rights to Purchase Common Stock. For purposes of Section 10(c) and this Section 10(d)(i), the issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into, exercisable for or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter defined) which may be received by the Company for such Common Stock shall be less than the Series A Applicable Conversion Value, the Series B Applicable Conversion Value, the Series C Applicable Conversion Value, the Series D Applicable Conversion Value, and/or the Series E Applicable Conversion Value in effect at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance thereof at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Series A Applicable Conversion Value, the Series B Applicable Conversion Value, the Series C Applicable Conversion Value, the Series D Applicable Conversion Value, or the Series E Conversion Value shall be made under this Section 10(d)(i) upon the issuance or deemed issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights with respect to any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any such warrants, options or any rights therefor) as above provided.

Should the Net Consideration Per Share of any such warrants, options, subscriptions or purchase rights or convertible securities be decreased or increased from time to time then, upon the effectiveness of each such change, the Series A Applicable Conversion Value, the Series B Applicable Conversion Value, the Series C Applicable Conversion Value, the Series D Applicable Conversion Value, and/or the Series E Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have applied (1) had the adjustments made upon the issuance of such warrants, options, rights or convertible securities been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had the adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (1) above. Any adjustment of the Applicable Conversion Value with respect to this Section 10(d)(i)(B) which relates to warrants, options, subscriptions or purchase rights with respect to shares of Common Stock shall be disregarded if, as, and when all of such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value which would have been in effect at the time of such cancellation or expiration had the expired or canceled warrants, options, subscriptions or purchase rights not been issued.

For purposes of this paragraph, the “Net Consideration Per Share” which may be received by the Company shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the maximum aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

(C) Consideration Other than Cash. For purposes of this Section 10(d)(i), if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 10(d)(i) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in accordance with Section 9(b) of Article 5.

(D) Exceptions. This Section 10(d)(i) shall not apply: (1) to the issuance of up to 15,462,278 shares of Common Stock, or options exercisable therefor, (subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event involving the Common Stock) to officers, directors, employees, consultants and advisors of the Company under a plan or agreement approved by the Board of Directors of the Company; (2) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 10(d)(ii)), occurring other than in connection with a merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the assets of the Company; (3) to the issuance of shares of Common Stock upon the conversion of any shares of Preferred Stock; (4) to the issuance of up to 100,000 shares of Common Stock, or warrants exercisable therefor, (subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event involving the Common Stock) to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions approved by the Board of Directors of the Company; (5) to the issuance of shares of Common Stock upon the exercise of certain warrants issued by the Company to Medtronic under the License Agreement dated August 9, 1999, as amended, or upon the exercise of the Warrant issued by the Company to Brown Brothers Harriman & Co. dated as of September 3, 2002; (6) to the issuance of shares of Series B Preferred upon the exercise of the warrants issued by the Company to the purchasers of Series B Preferred pursuant to the terms of the Series B Convertible Preferred Stock and Warrant Purchase Agreement dated as of September 1, 2000 among the Company and the parties named therein (the “Series B Preferred Stock Purchase Agreement”); or (7) with respect to any issuance as to which the holders of a majority of the shares of Preferred Stock outstanding immediately prior to such issuance, voting together as a single class on an as-if converted basis, so elect.

(ii) Subdivision and Combinations. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), (a) the Series A Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Series A Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Applicable Conversion Value, (b) the Series B Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Series B Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Applicable Conversion Value, (c) the Series C Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Series C Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series C Applicable Conversion Value, (d) the Series D Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Series D Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock

Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series D Applicable Conversion Value, and (e) the Series E Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Series E Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series E Applicable Conversion Value. The Series A Applicable Conversion Value, the Series B Applicable Conversion Value, the Series C Applicable Conversion Value, the Series D Applicable Conversion Value, and the Series E Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (A) a subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, (B) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock, or (C) the issuance of shares of Common Stock for no consideration by way of a stock dividend.

(iii) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 10) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, unless such event has been deemed a liquidation or dissolution of the affairs of the Company pursuant to Section 9(a)(iv) above, as a part of such merger, or consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holders would have been entitled if such holders had converted their shares of Preferred Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 10 with respect to the rights of the holders of Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 10 (including adjustment of the Series A Applicable Conversion Value, the Series B Applicable Conversion Value, the Series C Applicable Conversion Value, the Series D Applicable Conversion Value, and the Series E Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(iv) Reclassification. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or sale of assets provided for elsewhere in this Section 10, or the sale of all or substantially all of the Company’s properties and assets to any other person provided for elsewhere in this Section 10), then and in each such event, unless such event has been deemed a liquidation, dissolution or winding up of the affairs of the Company pursuant to Section 9(a)(iv) above, the holder of each share of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

(v) Special Series E Conversion Value Adjustment. In addition to all other Series E Applicable Conversion Value adjustments provided for herein, if at any time, or from time to time, the Company issues additional shares of Series E Preferred Stock pursuant to the Series E Stock Purchase Agreement (an “Additional Issuance”), which together with all previously issued shares of Series E Preferred Stock would cause the aggregate price of all Series E Preferred Stock shares issued pursuant to the Series E Stock Purchase Agreement to exceed $25,268,333 (or, in the event the aggregate price of all Series E Preferred Stock shares outstanding immediately prior to the Additional Issuance exceeds $25,268,333, would increase the amount by which the aggregate price of Series E Preferred Stock shares then exceeds $25,268,333), the Series E Applicable Conversion Value will be reduced to such per share price as would have been calculated (i) as if the Series E Preferred Stock shares issued pursuant to the Additional Issuance had been issued at the First Closing (as defined in the Series E Stock Purchase Agreement) and (ii) as if the adjustments to the Series A Applicable Conversion Value, Series B Applicable Conversion Value, Series C Applicable Conversion Value and Series D Applicable Conversion Value made in connection with the First Closing been made based on the aggregate number of shares issued at the First Closing and pursuant to the Additional Issuance. For purposes of such calculation, the pre-money valuation of the Company shall be deemed to be $58,000,000 and the number of shares of Common Stock outstanding shall be calculated on a fully diluted basis (i.e. including all shares of Common Stock issuable upon exercise or conversion of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and any securities convertible into, exercisable for or exchangeable for shares of Common Stock (or warrants, options, subscriptions or purchase rights with respect to such convertible securities)) after all anti-dilution adjustments and including all warrants related to the Bridge Notes (as defined in the Series E Stock Purchase Agreement), but before taking into account the conversion of the Bridge Notes and before increasing the number of shares reserved for issuance under the Company’s equity incentive plan by 7,000,000 shares.

(e) Waiver. The anti-dilution provisions in Section 10(d) may be waived as to a particular transaction if the holders of a majority of the shares of Preferred Stock outstanding immediately prior to such transaction, voting together as a single class on an as-if converted basis, so elect.

(f) Exercise of Conversion Privilege. In order to exercise the conversion privilege, a holder of Preferred Stock shall surrender one or more certificates representing Preferred Stock to the Company at its principal office, accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such shares. Except as otherwise provided in Section 10(i)(1), Preferred Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Preferred Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Company shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of Common Stock issuable upon conversion, rounded to the nearest full share, and a certificate or certificates for the balance of the Preferred Stock surrendered, if any, not so converted into Common Stock.

(g) Notice Regarding Applicable Conversion Value Adjustments. Upon any adjustment of the Applicable Conversion Value, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Preferred Stock at the addresses of such holders as shown on the books of the Company, which notice shall state the Applicable Conversion Value resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(h) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 20 days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(i) Automatic Conversion Upon Qualified Initial Public Offering.

(1) In the event of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company at a price greater than or equal to $2.311 per share of Common Stock (as adjusted for stock splits, stock dividends and the like) in which the aggregate proceeds to the Company exceed $25,000,000 (a “Qualified Initial Public Offering”), then all outstanding shares of Preferred Stock shall be converted automatically into the number of shares of Common Stock into which each such share of Preferred Stock is convertible pursuant to Section 10 hereof as of the closing of such underwritten public offering, consolidation, merger or sale without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent for the Common Stock. In addition, each share of Preferred Stock shall automatically be converted into the number of shares of Common Stock into which such Preferred Stock is convertible pursuant to Section 10 hereof upon the vote of the holders of at least (A) a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-if converted basis and (B) at least 66 2/3% of the outstanding Series E Preferred and Series E-1 Preferred voting together as a single class on an as-if-converted basis.

(2) Upon the occurrence of the conversion specified in the preceding paragraph, the holders of the Preferred Stock shall, upon notice from the Company, surrender the certificates representing such shares at the office of the Company or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Company shall not be obligated to issue such certificates unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock into Common Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined pursuant to Section 9(b) of this Article 5) on the date of conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Notices. Any notice required by the provisions of this Section 10 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(m) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(n) No Dilution or Impairment. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

(o) Conversion into Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred, and Series E-1 Preferred.

(i) If, at any time, (a) the holders of shares of Preferred Stock are entitled to exercise the right of first offer (the “Right of First Offer”) set forth in Section 1 of the Amended and Restated Investors’ Rights Agreement dated as of the Series E Original Issue Date by and among the Company and certain investors, as amended from time to time (the “Rights Agreement”) with respect to an equity financing of the Company (the “Equity Financing”), (b) the Company has complied with its notice obligations, or such obligations have been waived, under the Right of First Offer with respect to such Equity Financing and the Company thereafter proceeds to consummate the Equity Financing and (c) any holder (a “Non-Participating Holder”) fails to exercise such holder’s Right of First Offer to acquire his, her or its pro rata share offered in such Equity Financing (a “Mandatory Offering”), then:

(v) all of such Non-Participating Holder’s shares of Series A Preferred shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the “Mandatory Offering Date”) into an equivalent number of shares of Series A-1 Preferred, which shall have the same designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series A Preferred except that the Applicable Conversion Value for such shares of Series A-1 Preferred, once initially issued, shall not be subject to adjustment as provided in Section 10(d)(i); and

(w) all of such Non-Participating Holder’s shares of Series B Preferred shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the Mandatory Offering Date into an equivalent number of shares of Series B-1 Preferred, which shall have the same designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series B Preferred except that the Applicable Conversion Value for such shares of Series B-1 Preferred, once initially issued, shall not be subject to adjustment as provided in Section 10(d)(i);

(x) all of such Non-Participating Holder’s shares of Series C Preferred shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the Mandatory Offering Date into an equivalent number of shares of Series C-1 Preferred, which shall have the same designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series C Preferred except that the Applicable Conversion Value for such shares of Series C-1 Preferred, once initially issued, shall not be subject to adjustment as provided in Section 10(d)(i);

(y) all of such Non-Participating Holder’s shares of Series D Preferred shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the Mandatory Offering Date into an equivalent number of shares of Series D-1 Preferred, which shall have the same designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series D Preferred except that the Applicable Conversion Value for such shares of Series D-1 Preferred, once initially issued, shall not be subject to adjustment as provided in Section 10(d)(i);

(z) all of such Non-Participating Holder’s shares of Series E Preferred shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the Mandatory Offering Date into an equivalent number of shares of Series E-1 Preferred, which shall have the same designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series E Preferred except that the Applicable Conversion Value for such shares of Series E-1 Preferred, once initially issued, shall not be subject to adjustment as provided in Section 10(d)(i);

provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Company, such holder agrees in writing to waive his, her or its Right of First Offer with respect to such Equity Financing. Upon conversion pursuant to this Section 10(o)(i), the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred so converted shall be canceled and not subject to reissuance.

(ii) The holder of any shares of Preferred Stock converted pursuant to this Section 10(o) shall deliver to the Company during regular business hours at the office of any transfer agent of the Company for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred as the case may be, or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred, or Series E-1 Preferred, as the case may be, to be issued and such holder shall be deemed to have become a shareholder of record of Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred, or Series E-1 Preferred, as the case may be, on the Mandatory Offering Date unless the transfer books of the Company are closed on that date, in which event he, she or it shall be deemed to have become a shareholder of record of Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred, or Series E-1 Preferred as the case may be, on the next succeeding date on which the Company’s transfer books are open.

Section 11. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall acquire the status of undesignated shares of preferred stock. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

ARTICLE 6

The Board of Directors of this corporation is expressly authorized to exercise all powers granted to the Directors by law except insofar as such powers are limited or denied herein or in the bylaws of this corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the bylaws of this corporation.

ARTICLE 7

A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 8

This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE 9

There shall be no cumulative voting by the stockholders of this corporation.

ARTICLE 10

The stockholders of this corporation shall not have any preemptive rights to subscribe for or acquire securities of any class, kind, or series of this corporation except as may be expressly granted by this corporation pursuant to written agreements.

ARTICLE 11

If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

ARTICLE 12

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, TissueLink Medical, Inc. has caused this certificate to be signed by M. Jacqueline Eastwood, in her capacity as President, and attested by Joseph Army, in his capacity as Assistant Secretary, this 12 day of February, 2007.

TISSUELINK MEDICAL, INC.

By	/s/ M. Jacqueline Eastwood
M. Jacqueline Eastwood, President

Attest:

By	/s/ Joseph Army
Joseph Army, Assistant Secretary